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FOR IMMEDIATE RELEASE:

CONTACT:  Jack Kohler, Vice President and CFO
          (612) 544-1260


                     FCC RULING WILL INCREASE LINE CHARGES FOR
                          CHOICETEL COMMUNICATIONS, INC.


MINNEAPOLIS, MN. - ChoiceTel Communications, Inc. (NASDAQ - PHON) announced that an FCC order issued March 9, 1998 applicable to the pay telephone industry will likely result in ChoiceTel incurring additional expense in order to continue to receive dial-around compensation on approximately 1,500 of its pay telephones located in Minnesota. The FCC order, which becomes effective April 8, 1998, mandates that in order to receive dial-around compensation from long-distance carriers, payphone providers such as ChoiceTel will have to use public-access lines (PAL). In Minnesota, ChoiceTel presently uses mostly business lines which it can obtain at prices below PAL rates. ChoiceTel is presently reviewing the FCC ruling and is considering its options to contest or otherwise obtain relief from the order. In the interim, ChoiceTel expects to convert most of its Minnesota phones to PAL lines within the next several weeks which will increase its line expenses on a per-phone basis by approximately $17.00 per month. ChoiceTel does not anticipate increasing its coin rate for the phones to offset the increased expense. Approximately 1,700 other pay phones operated by ChoiceTel are unaffected by the FCC ruling in that such phones are already using PAL lines.

     Separately, ChoiceTel announced that it has terminated previously announced discussions to acquire Sine Communications in New York.

     ChoiceTel, based in Plymouth, Minnesota, is an independent payphone provider, which owns and operates approximately 3,200 payphones in ten states.

     Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by ChoiceTel) contains statements that are forward-looking (as defined in Section 27A of the Securities Act of 1933, as amended), such as statements relating to the time period during which it anticipates completing the conversion of approximately 1,500 phones from the use of business lines to PAL lines and the additional monthly expense of maintaining service on such lines in the future. Other changes may occur in federal or state laws or in the administration of such laws by agencies such as the FCC which could affect line charges and accordingly, actual costs to ChoiceTel, and actual results may differ from those expressed in any forward-looking statements made by or on behalf of ChoiceTel.